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Exhibit 10.14

CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made and entered into effective as of [Date] (the "Effective Date"), by and between [Name] (the "Executive") and REMEC, Inc. (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R  E  C  I  T  A  L  S

        A.    It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.

        B.    The Board believes that it is in the best interest of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of it's shareholders.

        C.    In order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive's termination of the employment following a Change of Control.

AGREEMENT

        In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

        1.    Definition of Terms.    The following terms referred to in this Agreement shall have the following meanings:

          (a)    Cause.    "Cause" shall mean: (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Executive, (ii) Executive's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Executive of the Executive's obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company's belief that the Executive has not substantially performed his duties.

          (b)    Change of Control.    "Change of Control" shall mean the occurrence of any of the following events:

            (i)    Merger or Consolidation:    The completion of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

            (ii)    Liquidation:    Any approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the

    Company of all or substantially all (that is, not less than 95% of the net book value) of the assets of the Company;

            (iii)    Acquisition of Fifty Percent Voting Power:    Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

            (iv)    Change in Composition of the Board:    A change in the composition of the Board, as a result of which less than a majority of the directors are incumbent directors. "Incumbent Directors" shall mean directors who either: (i) are directors of the Company as of the date hereof; or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b) or (c) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

          (c)    Involuntary Termination.    "Involuntary Termination" shall mean: (i) without the Executive's express written consent, a significant reduction of the Executive's duties, position or responsibilities relative to the Executive's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities, unless the Executive is provided with comparable duties, position and responsibilities; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive's base salary or target bonus as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) without the Executive's express written consent, the relocation of the Executive to a facility or location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 5 below.

        2.    Term of Agreement.    This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

        3.    At-Will Employment.    The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the company's then existing employee benefit plans or policies at the time of termination.

        4.    Change of Control and Severance Benefits.

          (a)    Option Acceleration.    Upon a Change of Control, all unvested options granted to the Executive by the Company prior to such Change of Control that are scheduled to vest within one (1) year from the date of such Change of Control shall immediately vest and become fully exercisable.

          (b)    Involuntary Termination Following A Change of Control.

            (i)    Severance Benefits.    If the Executive's employment with the Company terminates as a result of an Involuntary Termination within two (2) years after a Change of Control, then the Executive shall be entitled to receive as severance benefits ("Severance Benefits") a sum equal to: (1) eighteen (18) months of his annualized base salary as in effect immediately prior to the Change of Control; and (2) one and one-half times the average of any annual bonuses received from the Company during the two years prior to such Change of Control. Such Severance Benefits shall be paid in equal monthly installments in accordance with the Company's normal payroll practices. In addition, during the period of payment of such Severance Benefits, the Company shall continue to make available to the Executive and Executive's spouse and dependents all group medical, dental or other health plans, any disability or life insurance plans and other similar insurance plans in which Executive or Executive's spouse or dependents participate on the date of the Executive's termination on the same basis as before such termination. For an additional eighteen (18) months after the termination of the Severance Benefits payments, the Company shall continue to make available to the Executive and Executive's spouse and dependents all group medical, dental or other health plans upon payment by the Executive of the amount that would be payable under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

            (c)    Other Termination.    If the Executive's employment with the Company terminates other than as a result of an Involuntary Termination after a Change of Control, such as by the Company for Cause or by the Executive as a result of a voluntary resignation, then the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

            (c)    Accrued Wages and Vacation; Expenses.    Without regard to the reason for, or the timing of, Executive's termination of employment: (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

        5.    Successors.

          (a)    Company's Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which become bound by the terms of this Agreement by operation of law.

          (b)    Executive's Successors.    Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        6.    Notices.

          (a)    General.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt request and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b)    Notice of Termination.    Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

        7.    Nonsolicitation Of Employees.    For a period of eighteen (18) months following the termination of the Executive's employment with the Company, for any reason, the Executive will not, directly or indirectly, induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant, or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof.

        8.    Excise Tax Adjustments.

          (a)    Effect of Application of Excise Tax.    In the event that the Executive becomes entitled to Severance Benefits under Section 4(b)(i) herein, and the Company determines that the Severance Benefits or the benefit of the acceleration provided in Section 4(a) (with the Severance Benefits, the "Total Payments") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall compute the "Net After-Tax Amount," and the "Reduced Amount," and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to the Executive hereunder, net of all federal income, excise and employment taxes imposed on the Executive by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to the Executive would result in the Executive receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that the Executive would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction shall be made by the Company with respect to benefits in the order and in the amounts suggested by the Executive, except to the extent that the Company determines that a different reduction or set of reductions would significantly reduce the costs or administrative burdens of the Company.

          (b)    Tax Computation.    For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax and for purposes of determining the Reduced Amount and the Net After-Tax Amount:

              (i)  Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any individual, entity, or group of individuals or entities (individually and collectively referred to in this subsection (b) as "Persons") whose actions result in a change in control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a tax advisor selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), such other payments or benefits (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or otherwise not subject to the Excise Tax;

            (ii)  The amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above);

            (iii)  In the event that the Executive disputes any calculation or determination made by the Company, the matter shall be determined by Tax Counsel. All fees and expenses of Tax Counsel shall be borne solely by the Company.

            (iv)  The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the effective date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

        9.    Arbitration.

          (a)    Disputes or Controversies.    Except as provided in Section 8, above, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Diego, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b)    Governing Law.    The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c)    At-Will Employment Status.    Executive understands that nothing in this Section modifies Executive's at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without cause.

          (d)    ACKNOWLEDGEMENT.    EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION

  TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE "S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

              (i)  ANY AND ALL CLAIMS OF WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIES; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

            (ii)  ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;

            (iii)  ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        10.    Miscellaneous Provisions.

          (a)    No Duty to Mitigate.    The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

          (b)    Waiver.    No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)    Integration.    This Agreement and the stock option agreements representing the Options represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

          (d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f)    Employment Taxes.    All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

          (g)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	EXECUTIVE
By:

Title:

Schedule of Parties to the Change of Control Agreement

Name	Date of Agreement
1. Ronald E. Ragland	9/1/01
2. Errol Ekaireb	9/1/01
3. Jack A. Giles	9/1/01
4. Nicholas J.S. Randall	9/1/01
5. Jon E. Opalski	9/1/01
6. Bruce R. Anderson	9/1/01
7. H. Clark Hickock	9/1/01
8. Denny E. Morgan	9/1/01

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  Exhibit 10.14
Schedule of Parties to the Change of Control Agreement